Exhibit 23.2

KPMG LLP
Suite 1200
150 West Jefferson
Detroit, MI 48226-4429

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TirMas Corporation:

We consent ot the use of our reports dated March 4, 2010 with respect to the consolidated balance sheets of TriMas Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

Detroit, Michigan
April 21, 2010